Filed Pursuant to Rule 424(b)(2)
Registration No. 333-169520

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 13, 2010)

4,600,000 Shares

AmTrust Financial Services, Inc.

6.75% Non-Cumulative Preferred Stock, Series A

We are offering 4,600,000 shares of our 6.75% Non-Cumulative Preferred Stock, Series A, $25 liquidation preference per share (the ‘‘Series A Preferred Stock’’).

Dividends on the Series A Preferred Stock when, as and if declared by our Board of Directors or a duly authorized committee of the Board will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of March, June, September and December of each year (each, a ‘‘dividend payment date’’), commencing on September 15, 2013, at an annual rate of 6.75%.

Dividends on the Series A Preferred Stock are not cumulative. Accordingly, in the event dividends are not declared on the Series A Preferred Stock for payment on any dividend payment date, then those dividends will not accumulate and will not be payable. If we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

So long as any Series A Preferred Stock remain outstanding, no dividend shall be paid or declared on our common stock or any of our other securities ranking junior to the Series A Preferred Stock (other than a dividend payable solely in common stock or in such other junior securities), unless the full dividends for the latest completed dividend period on all outstanding Series A Preferred Stock and any parity stock have been declared and paid or provided for.

The Series A Preferred Stock is not redeemable prior to June 10, 2018. On and after that date, the Series A Preferred Stock will be redeemable at our option, for cash, in whole or in part, at a redemption price of $25 per share of Series A Preferred Stock, plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption for prior dividend periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current dividend period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends. See ‘‘Description of the Series A Preferred Stock—Redemption’’ in this prospectus supplement.

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. The Series A Preferred Stock will not have voting rights, except as set forth under ‘‘Description of the Series A Preferred Stock—Voting Rights’’ in this prospectus supplement.

We intend to apply to list the Series A Preferred Stock on the New York Stock Exchange (‘‘NYSE’’) under the symbol ‘‘AFSI PR A.’’ If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Series A Preferred Stock.

Investing in the Series A Preferred Stock involves risks. See ‘‘Risk Factors’’ beginning on page S-16 of this prospectus supplement and on page 1 of the accompanying prospectus, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about important factors you should consider before making a decision to invest in the Series A Preferred Stock. The Series A Preferred Stock are not expected to be rated and may be subject to the risks associated with non-investment grade securities.

	Per Share	Total
Public offering price (1)	$25.00	$115,000,000
Underwriting discounts and commissions	$0.7875	$3,622,500
Proceeds, before expenses, to AmTrust Financial Services, Inc.	$24.2125	$111,377,500

(1) Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional 690,000 shares of Series A Preferred Stock within 30 days after the date of this prospectus supplement at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series A Preferred Stock in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about June 10, 2013.

Joint Book-Running Managers

Morgan Stanley	UBS Investment Bank

Goldman, Sachs & Co.	J.P. Morgan

Lead Manager

Keefe, Bruyette & Woods

                             A Stifel Company

Co-Managers

William Blair	JMP Securities	Sidoti & Company, LLC

The date of this prospectus supplement is June 3, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC, for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not, and the underwriters are not, making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where such an offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate as of any date other than the respective dates of the related documents or the incorporated documents, as the case may be.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “the Company” or “AmTrust” or other similar terms refer to AmTrust Financial Services, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. Additionally, in this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “dollars,” or “$” are to the lawful currency of the United States.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time, we may offer debt securities, common stock, preferred stock, warrants and units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under this shelf registration statement. In this prospectus supplement, we provide you with specific information about the preferred stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before making a decision to invest in the notes. This prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If any specific information regarding the preferred stock in this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC in connection with this offering, as well as the additional information described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement, before making a decision to invest in the preferred stock. In particular, you should review the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, each of which is incorporated by reference herein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein, other than purely historical information, projections, statements relating to our business plans, objectives and expected operating results and the assumptions upon which those statements are based contain certain “forward-looking statements” that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd. and National General Holdings Corp. (formerly American Capital Acquisition Corporation), or third party agencies and warranty administrators, breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is discussed under “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013.

The projections and statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, speak only as of their respective dates, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SUMMARY

The information below is only a summary of more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making a decision to invest in the securities in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein, carefully. You should pay special attention to the “Risk Factors” section beginning on page S-16 of this prospectus supplement. In particular, you should review the information under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013.

OUR COMPANY

Business Overview

AmTrust Financial Services, Inc. is a Delaware corporation that was acquired by its principal shareholders in 1998 and began trading on the NASDAQ Global Select Market on November 13, 2006. We underwrite and provide property and casualty insurance in the United States and internationally to niche customer groups that we believe are generally underserved within the broader insurance market.

Our business model focuses on achieving superior returns and profit growth with the careful management of risk. We pursue these goals through geographic and product diversification, as well as an in-depth understanding of our insured exposures. Our product mix includes, primarily, workers’ compensation, extended warranty and other commercial property/casualty insurance products. Our workers’ compensation and property/casualty insurance policyholders in the United States are generally small and middle market businesses. Our extended warranty customers are manufacturers, distributors and retailers of commercial and consumer products. We have also built a strong and growing distribution of extended warranty and specialty risk products, including liability and other property/casualty products, in Europe. The majority of our products are sold through independent third-party brokers, agents, retailers or administrators. Our strategy is to target small to middle size customer markets throughout the U.S. and Europe where our proprietary technology platform enables us to efficiently manage the high volume of policies and claims that result from serving large numbers of small policyholders and warranty contract holders. The technology we have developed offers a level of service that is a competitive advantage in these high volume, lower risk markets by enhancing our ability to service, underwrite and adjudicate claims. Additionally, our ability to maintain and analyze high volumes of loss data over a long historical period allows us to better manage and forecast the underlying risk inherent in the portfolio. Since our inception in 1998, we have grown both organically and through an opportunistic acquisition strategy. We believe we approach acquisitions conservatively, and our strategy is to take relatively modest integration and balance sheet risk. Our acquisition activity has involved the purchase of companies, renewal rights to established books of insurance portfolios, access to distribution networks and the hiring of established teams of underwriters with expertise in our specialty lines.

We are committed to driving long-term shareholder value and industry-leading returns on equity by continuing to execute on our lower risk, lower volatility business model and leveraging technology to help maintain a more efficient cost structure, consistently generate solid underwriting profits and ensure strong customer service and retention rates. Additionally, we are focused on further enhancing our economies of scale by opportunistically expanding our geographic reach and product set, growing our network of agents and other distributors, developing new client relationships and executing our acquisition strategy. We are also focused on maintaining our disciplined approach to capital management while maximizing an appropriate risk-adjusted return on our growing investment portfolio. We continue to carefully monitor and maintain appropriate levels of reserves and seek to minimize our reinsurance recoverable exposure in order to maintain a strong balance sheet. We intend to expand our business and capital base to take advantage of profitable growth opportunities while maintaining or improving our A.M. Best ratings. Our principal operating subsidiaries are rated either “A” or “A-” (Excellent) by A.M. Best Company (“A.M. Best”), which ratings are the third and fourth highest of 16 rating levels. Our consolidated results include the results for our holding company and wholly-owned insurance company subsidiaries (collectively the “Insurance Subsidiaries”).

Competition

The insurance industry, in general, is highly competitive and there is significant competition in the commercial business insurance sector. Competition in the insurance business is based on many factors, including coverage availability, claims management, safety services, payment terms, premium rates, policy terms, types of insurance offered, overall financial strength, financial ratings assigned by independent rating organizations, such as A.M. Best, and reputation. Some of the insurers with which we compete have significantly greater financial, marketing and management resources and experience than we do. In the future, we may also compete with new market entrants. Our competitors include other insurance companies, state insurance pools and self-insurance funds. We generally target niche sectors and clients where the market is not as competitive as the broader market and where we have particular expertise and provide differentiated offerings compared to our competitors.

More than one hundred insurance companies participate in the workers’ compensation market in the United States. The insurance companies with which we compete vary by state and by the industries we target. We believe our competitive advantages include our efficient underwriting and claims management practices and systems and our A.M. Best ratings of “A” or “A-” (Excellent). In addition, we believe our lower processing costs allow us to competitively price our insurance products.

We believe the niche markets in the Specialty Risk and Extended Warranty sector in which we do business are less competitive than most other insurance sectors (including workers’ compensation insurance). We believe our Specialty Risk and Extended Warranty teams are recognized for their knowledge and expertise in the targeted markets. Nonetheless, we face significant competition, including several internationally well-known insurers that have significantly greater financial, marketing and management resources and experience than we have. We believe that our competitive advantages include our ownership of a U.S. warranty provider, which enables us to directly administer the business, the ability to provide technical assistance to non-affiliate warranty providers, experienced underwriting, resourceful claims management practices and good relations with warranty administrators in the European Union and in the United States.

Our Specialty Program segment employs a niche strategy of targeting smaller businesses, which helps to differentiate our offerings from those of our competitors. Most of our competing carriers pursue larger transactions. We do not compete for high exposure business and underwrite lower hazard classes of business where service and execution are the basis for attracting and retaining business as opposed to providing the lowest price. Our competitive A.M. Best ratings and financial size allow us to compete favorably for target business.

Underwriting and Claims Management Philosophy

We believe that proactive and prompt claims management is essential to reducing losses and lowering loss adjustment expenses and enables us to more effectively and accurately measure reserves. To this end, we utilize our proprietary technology and extensive database of loss history in order to appropriately price and structure policies, maintain lower levels of loss, enhance our ability to accurately predict losses, and maintain lower claims costs than the industry as a whole. We believe a strong underwriting foundation is best accomplished through careful risk selection and continuous evaluation of underwriting guidelines relative to loss experience. We are committed to a consistent and thorough review of each new underwriting opportunity and our portfolio as a whole, and, where permissible and appropriate, we customize the terms, conditions and exclusions of our coverage in order to manage risk and enhance profitability.

Business Segments

We manage our business through four primary segments, Small Commercial Business, Specialty Risk and Extended Warranty, Specialty Program and Personal Lines Reinsurance, which are based on the products we provide and the markets we serve.

The following table provides our gross written premium by segment for the three months ended March 31, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
(Amounts in Thousands)	2013	2012	2012	2011	2010
Small Commercial Business	$375,849	$232,351	$933,740	$609,822	$465,951
Specialty Risk and Extended Warranty	328,329	234,089	1,118,710	1,056,511	748,525
Specialty Program	209,092	104,638	578,735	381,541	264,051
Personal Lines Reinsurance	30,652	30,609	118,141	102,598	82,295

Total	$943,922	$601,687	$2,749,326	$2,150,472	$1,560,822

Additional financial information regarding our segments is presented in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, each of which is incorporated by reference herein. See “Where You Can Find More Information; Incorporation by Reference.”

Distribution

We market our Small Commercial Business products and Specialty Risk and Extended Warranty products through unaffiliated third parties that typically charge us a commission. In the case of our Specialty Risk and Extended Warranty segment, in lieu of a commission, these third parties often charge an administrative fee, based on the policy amount, to the manufacturer or retailer that offers the extended warranty or accidental damage coverage plan. Accordingly, the success of our business is dependent upon our ability to motivate these third parties to sell our products and support them in their sales efforts. The Specialty Program business is distributed through a limited number of qualified general and wholesale agents who charge us a commission. We restrict our agent network to experienced, professional agents that have the requisite licensing to conduct business with us. We incentivize the sales organizations through profit sharing arrangements to assure the profitability of the business written.

Acquisitions and Strategic Investments

We have grown at an above-industry average rate through a combination of organic growth and strategic acquisitions of other companies or selected books of businesses. We have balanced our opportunistic acquisition strategy with a conservative approach to risk. We will continue to evaluate the acquisition of companies, distribution networks and renewal rights, and other alternative types of transactions as they present themselves. We seek transactions that we believe can be accretive to earnings and return on equity.

For a more detailed description of our major acquisition and strategic investment activity during 2011 and 2012, and our investment in National General Holdings Corp. in 2010, see “Item 1. Business—Acquisitions and Strategic Investments” and “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2012, and Note 12. “Acquisitions” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, each of which is incorporated by reference herein.

Acquisition of Mutual Insurers Holding Company and subsidiaries

On December 31, 2012, we entered into a stock purchase agreement with Mutual Insurers Holding Company (“MIHC”) pursuant to which we would acquire all of the authorized capital stock of MIHC upon its conversion (as described below). At that time, we expected that the aggregate purchase price for the stock of MIHC would be between $48.5 and $65.5 million.

MIHC is a mutual insurance holding company that owns all of the issued and outstanding shares of the capital stock of First Nonprofit Insurance Company. MIHC’s Board of Directors determined that MIHC should convert from the mutual form to the stock form of ownership in a transaction “sponsored” by us. On February 26, 2013, the Insurance Commissioner of the State of Delaware approved MIHC’s Plan of Conversion and, upon the completion of MIHC’s conversion from a mutual company to a stock company, our acquisition of MIHC. MIHC’s Board of Directors sought approval of the plan by the members of MIHC at a special meeting. Our acquisition of the stock of MIHC was contingent upon these voting members’ approval of the MIHC plan of conversion.

As required by the plan of conversion and applicable Delaware law, we offered shares of our common stock, at a discount to the market price, to the members of MIHC as of December 31, 2012 (other than any person insured under a group policy) and the directors, officers and employees of MIHC. We filed a registration statement with the SEC on March 8, 2013, commenced the offering in April 2013 and the offering expired on May 3, 2013.

On May 10, 2013, we announced the results of the special meeting of members of MIHC held that morning where the members approved, among other matters, the conversion of MIHC from a mutual form to stock form of ownership. In addition, we completed our offering of shares of our common stock for cash on a subscription basis to certain of the MIHC members and to directors, officers and employees of MIHC and its subsidiaries. We received subscriptions for $472,421. We sold the shares at a purchase price of $26.17 per share, which represented a 20% discount to the volume-weighted average trading price of a share of our common stock, as reported on the NASDAQ Global Select Market, for the 10-day period ending Thursday, May 9, 2013, which was $32.7094. We issued 18,052 shares of our common stock to subscribers in the offering upon the effectiveness of MIHC’s amended and restated certificate of incorporation, which was filed with the Delaware Secretary of State on May 13, 2013. We paid $48.5 million, which included the proceeds we received in the offering of shares of our common stock, to MIHC for the stock of its subsidiary, First Nonprofit Insurance Company.

Acquisition of Sequoia Insurance Company

On January 18, 2013, we entered into a purchase agreement to acquire all of the issued and outstanding shares of common stock of Sequoia Insurance Company and its subsidiaries, Sequoia Indemnity Company and Personal Express Insurance Company (“Sequoia”). Sequoia offers low hazard, property/casualty insurance products, including workers’ compensation and commercial package insurance, to small businesses in several western states, with California representing Sequoia’s largest market. Sequoia is headquartered in Monterey, California. On April 19, 2013, we completed the purchase of Sequoia for approximately $60 million.

Acquisition of CPPNA Holdings, Inc.

On April 16, 2013, we, through our wholly-owned subsidiary AMT Warranty Corp., entered into a purchase agreement to acquire all of the issued and outstanding shares of common stock of CPPNA Holdings, Inc. (“CPPNA”) from CPP Group LLC, a company based in the United Kingdom. CPPNA provides administrative services for consumer protection products, including identity theft protection and warranties related to credit card purchases, to policy members that are customers of CPPNA’s financial services partners. CPPNA is headquartered in Saint Louis Park, Minnesota. On May 3, 2013, we completed the purchase of CPPNA for approximately $40 million.

Geographic Diversity

Our Insurance Subsidiaries domiciled in the United States are collectively licensed to provide workers’ compensation insurance and commercial property and casualty insurance, including service contract reimbursement coverages related to our Specialty Risk and Extended Warranty segment, in 50 states, the District of Columbia and Puerto Rico, and in the year ended December 31, 2012, we wrote commercial property and casualty in 49 states and the District of Columbia.

Through the Insurance Subsidiaries, we are licensed to provide specialty risk and extended warranty coverage in 50 states and the District of Columbia, and in Ireland and the United Kingdom, and pursuant to European Union law, certain other European Union member states.

Based on coverage plans written or renewed in 2012, 2011 and 2010, the European Union accounted for approximately 72%, 68% and 72%, respectively, of our Specialty Risk and Extended Warranty business and in 2012, Italy, the United Kingdom and France accounted for approximately 40%, 35% and 7%, respectively, of our European Specialty Risk and Extended Warranty business.

Reinsurance

We believe reinsurance is a valuable tool to appropriately manage the risk inherent in our insurance portfolio as well as to enable us to reduce earnings volatility and generate stronger returns. We also utilize reinsurance agreements to increase our capacity to write a greater amount of profitable business. Our Insurance Subsidiaries utilize reinsurance agreements to transfer portions of the underlying risk of the business we write to various affiliated and third-party reinsurance companies. Reinsurance does not discharge or diminish our obligation to pay claims covered by the insurance policies we issue; however, it does permit us to recover certain incurred losses from our reinsurers and our reinsurance recoveries reduce the maximum loss that we may incur as a result of a covered loss event.

The total amount, cost and limits relating to the reinsurance coverage we purchase may vary from year to year based upon a variety of factors, including the availability of quality reinsurance at an acceptable price and the level of risk that we choose to retain for our own account. For a more detailed description of our reinsurance arrangements, including our quota share reinsurance agreement with Maiden Insurance Company Ltd., see “Reinsurance” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, each of which is incorporated by reference herein.

Ratings

Each of our Insurance Subsidiaries was assigned a letter rating of “A” or “A-” (Excellent) by A.M. Best in 2012. “A” and “A-” ratings are the third and fourth highest of the 16 categories used by A.M. Best, and are assigned to companies that have, in A.M. Best’s opinion, an excellent ability to meet their ongoing obligations to policyholders. Many insurance buyers, agents and brokers use the ratings assigned by A.M. Best and other agencies to assist them in assessing the financial strength and overall quality of the companies from which they are considering purchasing insurance.

These ratings were derived from an in-depth evaluation of our subsidiaries’ balance sheets strengths, operating performances and business profiles. A.M. Best evaluates, among other factors, the company’s capitalization, underwriting leverage, financial leverage, asset leverage, capital structure, quality and appropriateness of reinsurance, adequacy of reserves, quality and diversification of assets, liquidity, profitability, spread of risk, revenue composition, market position, management, market risk and event risk. A.M. Best ratings are intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and are not an evaluation directed at investors.

Recent Developments

As disclosed in our Current Report on Form 8-K filed with the SEC on May 14, 2013, we were advised by National General Holdings Corp. that, subject to their completion of a proposed transaction, their subsidiary, Integon National Insurance Company (“Integon”) intended to terminate our participation (through our subsidiary, Technology Insurance Company, Inc.) in the Personal and Commercial Automobile Quota Share Reinsurance Agreement between Integon, Technology Insurance Company, Inc., Maiden Insurance Company Ltd., and ACP Re, Ltd. In addition, if National General Holdings Corp. successfully completed such proposed transaction, we would convert our shares of Series A Preferred Stock of National General Holdings Corp. into shares of National General Holdings Corp. common stock.

This transaction is currently scheduled to close on June 6, 2013, at which time, if the transaction successfully closes, we will convert our shares of Series A Preferred Stock of National General Holdings Corp. into shares of National General Holdings Corp. common stock. We also expect Integon to provide notice of termination of Technology Insurance Company, Inc.’s participation in the Personal and Commercial Automobile Quota Share Reinsurance Agreement.

CORPORATE AND OTHER INFORMATION

Our principal executive offices are located at 59 Maiden Lane, 43rd Floor, New York, New York 10038, and our telephone number at that location is (212) 220-7120.

Our website address is http://www.amtrustgroup.com. Our internet website and the information contained therein or connected thereto are not intended to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

This prospectus supplement refers to brand names, trademarks, service marks and trade names of us and other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective holders.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A Preferred Stock, see “Description of the Series A Preferred Stock” in this prospectus supplement and “Description of Preferred Stock” in the accompanying prospectus.

Issuer	AmTrust Financial Services, Inc. (“AmTrust”)

Securities offered	4,600,000 shares (or 5,290,000 shares if the underwriters exercise their over-allotment option in full) of 6.75% Non-Cumulative Preferred Stock, Series A (or “Series A Preferred Stock”), $0.01 par value per share, with a liquidation preference of $25 per share, of AmTrust. We may from time to time elect to issue additional shares of Series A Preferred Stock, and all the additional shares would be deemed to form a single series with the Series A Preferred Stock.

Dividends	Dividends on the Series A Preferred Stock, when, as and if declared by the Board of Directors of AmTrust or a duly authorized committee of the Board, will accrue and be payable on the liquidation preference amount from, and including, the original issue date, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at an annual rate of 6.75%. Dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Stock are not cumulative. Accordingly, in the event dividends are not declared on the Series A Preferred Stock for payment on any dividend payment date, then such dividends will not accumulate and will not be payable. If our Board of Directors or a duly authorized committee of the Board has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

During any dividend period, so long as any Series A Preferred Stock remains outstanding, unless the full dividends for the latest completed dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid:

•	no dividend shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in junior stock;

•

no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock or (3) in connection with grants or settlements of grants pursuant to any equity compensation plan adopted by us) nor shall any monies be paid to or made available for a sinking fund for the redemption of such stock; and

•

no shares of Series A Preferred Stock or parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock.

For any dividend period in which dividends are not paid in full upon the Series A Preferred Stock and any parity stock, all dividends declared for such dividend period with respect to the Series A Preferred Stock and such parity stock shall be declared on a pro rata basis. See “Description of the Series A Preferred Stock—Dividends” in this prospectus supplement.

Dividend Payment Dates	The 15th day of March, June, September and December of each year, commencing on September 15, 2013. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date.

Dividend Periods	A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock and will end on and exclude the September 15, 2013 dividend payment date. Assuming an initial issue date of June 10, 2013, the dividend for the initial dividend period will be approximately $0.4453 per share of Series A Preferred Stock.

Redemption	On and after June 10, 2018, the Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25 per share plus declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption for prior dividend periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current dividend period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends.

Our ability to redeem the Series A Preferred Stock as described above may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements. The Series A Preferred Stock will not be subject to any sinking fund or other obligation of ours to redeem, purchase or retire the Series A Preferred Stock. See “Description of the Series A Preferred Stock—Redemption” in this prospectus supplement.

Ranking	The Series A Preferred Stock:

•

will rank senior to our common stock and any other junior stock with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up. Junior stock includes our common stock and any other class or series of our capital stock that ranks junior to the Series A Preferred Stock either as to the payment of dividends or as to the distribution of assets upon our liquidation, dissolution or winding-up;

•

will rank at least equally with each other class or series of our capital stock ranking on parity with the Series A Preferred Stock as to dividends and distributions upon our liquidation or dissolution or winding-up, which we refer to as parity stock; and

•

will rank junior to each other class or series of our capital stock that by its terms ranks senior to the Series A Preferred Stock as to dividends and distributions upon our liquidation or dissolution or winding-up.

As of the date of this prospectus supplement, we do not have any outstanding shares or series of our capital stock that ranks equally with or senior to the Series A Preferred Stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

Liquidation Rights	Upon any voluntary or involuntary liquidation, dissolution or winding-up of AmTrust, holders of shares of the Series A Preferred Stock and any parity stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of common stock or other junior stock, a liquidating distribution in the amount of the liquidation preference of $25 per share of Series A Preferred Stock plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series A Preferred Stock and any parity stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors. See “Description of the Series A Preferred Stock—Liquidation Rights” in this prospectus supplement.

Voting Rights	The holders of the Series A Preferred Stock will not have any voting rights, except under limited circumstances, including with respect to certain fundamental changes in the terms of the Series A Preferred Stock, in the case of certain dividend arrearages and except as specifically required by Delaware law. See “Description of the Series A Preferred Stock—Voting Rights” in this prospectus supplement.

Maturity

The Series A Preferred Stock does not have any maturity date, and we are not required to redeem the Series A Preferred Stock. Holders of the Series A Preferred Stock will have no right to have the Series A Preferred Stock redeemed. Accordingly, the shares of Series A

Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem them.

Preemptive Rights	Holders of the Series A Preferred Stock will have no preemptive rights.

Listing	We intend to apply to list the Series A Preferred Stock on the NYSE under the symbol “AFSI PR A.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Series A Preferred Stock.

Tax Consequences	For discussion of the tax consequences relating to the Series A Preferred Stock, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the Series A Preferred Stock issued in this offering will be approximately $111.1 million (or $127.8 million if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Certain Purchases	A director and significant stockholder and an executive officer of the Company intend to purchase 1,001,600 shares of the Series A Preferred Stock ($25,040,000) at the public offering price.

Transfer Agent	American Stock Transfer & Trust Company.

Risk Factors	See “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, each of which is incorporated by reference herein, for the risks you should consider carefully before deciding to invest in the Series A Preferred Stock.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth our selected historical consolidated financial and operating information for the periods ended and as of the dates indicated, which is derived from our audited consolidated financial statements and the notes thereto. Our consolidated balance sheet data as of March 31, 2013 and our consolidated statements of operations data for the three months ended March 31, 2013 and 2012 are derived from our unaudited condensed consolidated financial statements. In the opinion of our management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial information. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference.”

	Three Months Ended March 31,		Year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(amounts in thousands)
Selected Income Statement Data(1)
Gross written premium	$943,922	$601,687	$2,749,326	$2,150,472	$1,560,822	$1,198,946	$1,110,574
Ceded gross written premium	(411,816)	(241,910)	(1,101,289)	(873,875)	(733,596)	(555,520)	(555,661)

Net written premium	$532,106	$359,777	$1,648,037	$1,276,597	$827,226	$643,426	$554,913
Change in unearned premium	(124,112)	(45,753)	(229,185)	(239,736)	(81,567)	(69,544)	(115,816)

Net earned premium	$407,994	$314,024	$1,418,852	$1,036,861	$745,659	$573,882	$439,097
Ceding commission—primarily related party	63,958	46,274	196,982	153,953	138,261	113,931	115,474
Service and fee income	60,513	40,538	172,174	108,660	62,067	30,690	28,978
Net investment income	18,095	14,518	68,167	55,515	50,517	55,287	60,467
Net realized gain (loss) on investments	17,284	(1,148)	8,981	2,768	5,953	(33,579)	(64,585)
Other revenues	—	—	—	—	—	—	(2,900)

Total revenues	$567,844	$414,206	$1,865,156	$1,357,757	$1,002,457	$740,211	$576,531
Loss and loss adjustment expense	272,256	199,929	922,675	678,33	471,481	327,771	238,303
Acquisition costs and other underwriting expenses(2)	156,820	124,025	543,713	398,404	302,809	244,279	203,747
Other(3)	52,152	35,639	161,320	86,611	56,403	22,232	17,318

Total expenses	$481,228	$359,593	$1,627,708	$1,163,348	$830,693	$594,282	$459,368

Income before other income (expense) income taxes and equity in earnings (loss) of unconsolidated subsidiaries	$86,616	$54,613	$237,448	$194,409	$171,764	$145,929	$117,163

	Three Months Ended March 31,		Year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(amounts in thousands)
Other income (expense):
Interest expense	(7,361)	(7,091)	(28,508)	(16,079)	(12,902)	(16,884)	(18,277)
Net gain on investment in life settlement contracts	(1,076)	90	13,822	46,892	11,855	—	—
Foreign currency (loss) gain	1,272	421	(242)	(2,418)	684	2,459	2,700
Acquisition gain on purchase	—	—	—	5,850	—	—	—

Total other income (expense)	$(7,165)	$(6,580)	$(14,928)	$34,245	$(363)	$(14,425)	$(15,577)

Income before income taxes and equity in earnings (loss) of unconsolidated subsidiaries	$79,451	$48,033	$222,520	$228,654	$171,401	$131,504	$101,586
Provision for income taxes	17,660	11,177	46,955	42,372	47,053	27,459	20,567

Income before equity in earnings (loss) of unconsolidated subsidiaries and minority interest	61,791	36,856	175,565	186,282	124,348	104,045	81,019
Equity in earnings (loss) of unconsolidated subsidiaries-related parties	1,551	2,364	9,295	4,882	23,226	(822)	(991)

Net income	63,342	39,220	184,860	191,164	147,574	103,223	80,028
Non-controlling interest	876	(134)	(6,873)	(20,730)	(5,109)	—	2,900

Net income attributable to AmTrust Financial Services, Inc.	$64,218	$39,086	$177,987	$170,434	$142,465	$103,223	$82,928

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in Thousands, Except Percentages and per Share Data)
Per Share Data(1)
Basic Income Per Share:
Net income allocated to AmTrust Financial Services, Inc. common shareholders – basic	$0.95	$0.59	$2.67	$2.58	$2.17	$1.58	$1.26

Basic weighted average shares outstanding	67,041	66,366	66,499	65,915	65,532	65,512	66,070

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in Thousands, Except Percentages and per Share Data)
Diluted Income Per Share:
Net income allocated to AmTrust Financial Services, Inc. common shareholders –diluted	$0.91	$0.57	$2.57	$2.52	$2.14	$1.56	$1.24

Diluted weighted average shares outstanding	70,555	68,393	68,850	67,661	66,426	66,034	66,751

Dividend declared per common share	$0.14	$0.09	$0.39	$0.34	$0.29	$0.23	$0.18
Selected Insurance Ratios and Operating Information
Net loss ratio(4)	66.7%	63.7%	65.0%	65.4%	63.2%	57.1%	54.3%
Net expense ratio(5)	22.8%	24.8%	24.4%	23.6%	22.1%	22.7%	20.1%
Net combined ratio(6)	89.5%	88.5%	89.5%	89.0%	85.3%	79.8%	74.4%
Return on equity(7)	22.2%	16.9%	17.5%	21.2%	22.2%	21.5%	21.2%

	As of March 31,	As of December 31,
	2013	2012	2011	2010	2009	2008
	(Amounts in Thousands)
Selected Balance Sheet Data(1)
Cash, cash equivalents and restricted cash	$566,411	$493,132	$429,951	$201,949	$233,810	$192,053
Investments	2,392,759	2,203,270	1,656,687	1,357,012	1,181,016	1,169,387
Reinsurance recoverable	1,414,396	1,318,395	1,098,569	775,432	643,321	584,822
Premiums receivable, net	1,311,530	1,251,262	932,992	727,561	495,871	419,577
Goodwill and intangibles assets	544,467	514,967	372,786	197,826	116,828	102,425
Total assets	8,030,003	7,417,237	5,732,518	4,182,453	3,400,364	3,143,893
Reserves for loss and loss adjustment expense	2,577,026	2,426,400	1,879,175	1,263,537	1,091,944	1,014,059
Unearned premiums	2,147,986	1,773,593	1,366,170	1,024,965	871,779	759,915
Deferred income tax asset (liability)	(209,172)	(225,484)	(118,396)	9,883	7,615	76,910
Note due to seller	—	—	7,170	14,400	21,128	27,561
Notes payable	—	—	—	6,667	20,000	33,333
Convertible senior notes	161,941	161,218	138,506	—	—	—
Junior subordinated debt	123,714	123,714	123,714	123,714	123,714	123,714
Common stock and additional paid in capital less treasury stock	471,309	468,226	282,805	249,086	243,930	245,460
Total equity	1,174,731	1,144,121	890,563	716,514	569,392	392,548

(1)	Results for a number of periods were affected by our various acquisitions from 2008 to March 31, 2013.

(2)	Acquisition costs and other underwriting expenses include policy acquisition expenses, commissions paid directly to producers, premium taxes and assessments, salary and benefits and other insurance general and administrative expenses which represent other costs that are directly attributable to insurance activities.

(3)	Other operating expenses are those expenses including non-cash amortization of tangible and intangible assets, and non-insurance revenue generating activities in which the Company engages.

(4)	Net loss ratio is calculated by dividing the loss and loss adjustment expense by net premiums earned.

(5)	Net expense ratio is calculated by dividing the total of acquisition costs and other underwriting expenses less ceding commission earned by net premiums earned.

(6)	Net combined ratio is calculated by adding net loss ratio and net expense ratio together.

(7)	Return on equity is calculated by dividing net income by the average shareholders’ equity for the period.

RISK FACTORS

An investment in the Series A Preferred Stock involves risks. You should carefully consider the following material risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Series A Preferred Stock, including the factors listed under ‘‘Risk Factors’’ in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The trading price of the Series A Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment.

We are a holding company and our ability to make dividend payments on the Series A Preferred Stock may depend on our ability to receive dividends or other distributions from our subsidiaries.

Our operations are substantially conducted through direct and indirect subsidiaries. As a holding company, we do not own any significant assets other than equity in our subsidiaries. Our ability to make dividend payments on the Series A Preferred Stock will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of those subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations and proceeds from the sale of assets and other capital-raising activities. We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to make dividend payments on the Series A Preferred Stock. In addition, dividends or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations.

Payment of dividends by our Insurance Subsidiaries is restricted by insurance laws of various states, and the laws of certain foreign countries in which we do business (primarily Ireland, England and Bermuda), including laws establishing minimum solvency and liquidity thresholds, and could be subject to contractual restrictions in the future, including those imposed by indebtedness we may incur in the future. As a result, at times, we may not be able to receive dividends from our Insurance Subsidiaries, which would affect our ability to pay dividends on our capital stock, including the Series A Preferred Stock. As of December 31, 2012, our Insurance Subsidiaries collectively could pay dividends to us of $403.1 million without prior regulatory approval.

The Series A Preferred Stock are equity and are subordinate to our existing and future indebtedness and other liabilities.

The Series A Preferred Stock are equity interests and do not constitute indebtedness. As such, the Series A Preferred Stock will rank junior to all of our indebtedness and other non-equity claims of our creditors with respect to assets available to satisfy our claims, including in our liquidation, dissolution or winding up. As of March 31, 2013, our total consolidated debt was $302.4 million and our total consolidated liabilities were $6.8 billion. We may incur additional debt and liabilities in the future. We are currently exploring raising up to approximately $250.0 million with certain investors in a private offering in the form of senior indebtedness. No assurances can be given as to the terms of such indebtedness or whether we will elect to incur such indebtedness. The use of proceeds of such indebtedness will be for general corporate purposes.

Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Series A Preferred Stock, dividends are payable only if declared by our Board of Directors (or a duly authorized committee of the Board). Our ability to pay dividends on the Series A Preferred Stock may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements.

Dividends on the Series A Preferred Stock are non-cumulative.

Dividends on the Series A Preferred Stock are non-cumulative and payable only out of legally available funds of ours. Consequently, if our Board of Directors (or a duly authorized committee of the Board) does not authorize and declare a dividend for any dividend period with respect to the Series A Preferred Stock, holders of the Series A Preferred Stock would not be entitled to receive any such dividend, and such unpaid dividend will not accumulate and will never be payable. We will have no obligation to pay dividends for a dividend period on or after the dividend payment date for such period if our Board of Directors (or a duly authorized committee of the Board) has not declared such dividend before the related dividend payment date. If dividends on the Series A Preferred Stock are authorized and declared with respect to any subsequent dividend period, we will be free to pay dividends on any other series of Preferred Stock and/or our common shares.

You may be unable to sell your Series A Preferred Stock if an active trading market does not develop.

The Series A Preferred Stock are a new issue of securities with no established trading market. We intend to apply to have the Series A Preferred Stock approved for listing on the NYSE; however we cannot assure you that the Series A Preferred Stock will be approved for listing. Even if the Series A Preferred Stock is approved for listing, there may be little or no secondary market for the Series A Preferred Stock. Further, even if a secondary market for the Series A Preferred Stock develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial.

General market conditions and unpredictable factors could adversely affect market prices for the Series A Preferred Stock.

There can be no assurance about the market prices for the Series A Preferred Stock. Several factors, many of which are beyond our control, will influence the market price of the Series A Preferred Stock. Factors that might influence the market price of the Series A Preferred Stock include, but are not limited to:

•	whether dividends have been declared and are likely to be declared on the Series A Preferred Stock from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	interest rates;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us and/or the insurance or financial markets generally.

If you purchase shares of the Series A Preferred Stock, the Series A Preferred Stock may subsequently trade at a discount to the price that you paid for them.

The voting rights of holders of the Series A Preferred Stock are limited.

Holders of the Series A Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. The limited voting rights of holders of the Series A Preferred Stock include the right to vote as a class on certain matters that affect the preferences or rights of the Series A Preferred Stock, as described under “Description of the Series A Preferred Stock—Voting Rights” in this prospectus supplement. In addition, if dividends on the Series A Preferred Stock have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding the Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting Preferred Stock then outstanding and upon which like voting rights have been conferred, will be entitled to vote for the election of two additional directors to our Board of Directors subject to the terms and to the limited extent described under “Description of the Series A Preferred Stock—Voting Rights” in this prospectus supplement.

There are no voting rights for the holders of the Series A Preferred Stock with respect to our issuance of securities that rank equally with the Series A Preferred Stock.

We do not currently have outstanding any shares of our capital stock that rank equally with or senior to the Series A Preferred Stock. However, we may issue additional securities that rank equally with the Series A Preferred Stock without the vote of the holders of Series A Preferred Stock. See “Voting Rights”. The issuance of securities ranking equally with the Series A Preferred Stock may reduce the amount available for dividends and the amount recoverable by holders of the Series A Preferred Stock in the event of our liquidation, dissolution or winding-up.

We are able to redeem the Series A Preferred Stock beginning June 10, 2018 but are under no obligation to do so. If the Series A Preferred Stock are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at a similar return on investment.

On and after June 10, 2018, we may redeem the Series A Preferred Stock. See “Description of the Series A Preferred Stock—Redemption” in this prospectus supplement. We have no obligation to redeem or repurchase the Series A Preferred Stock under any circumstances. If the Series A Preferred Stock are redeemed at a time when prevailing interest rates or preferred stock dividend rates are lower than the dividend rate applicable to the Series A Preferred Stock, you may not be able to reinvest the redemption proceeds in an investment with a comparable a rate of return.

The Series A Preferred Stock may be rated below investment grade.

We have not sought to obtain a rating for the Series A Preferred Stock. However, we currently expect that the rating of the Series A Preferred Stock, if obtained, would be below investment grade, which could adversely impact the market price of the Series A Preferred Stock. Below investment-grade securities are subject to a higher risk of price volatility than similar, higher-rated securities. Furthermore, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to continued significant deterioration in market prices of below-investment grade rated securities.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Series A Preferred Stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the Series A Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the Series A Preferred Stock.

A classification of the Series A Preferred Stock by the National Association of Insurance Commissioners (the “NAIC”) may impact U.S. insurance companies that purchase Series A Preferred Stock.

The NAIC may from time to time, in its discretion, classify securities in insurers’ portfolios as either debt, preferred equity or common equity instruments. The NAIC’s written guidelines for classifying securities as debt, preferred equity or common equity include subjective factors that require the relevant NAIC examiner to exercise substantial judgment in making a classification. There is therefore a risk that the Series A Preferred Stock may be classified by NAIC as common equity instead of preferred equity. The NAIC classification determines the amount of risk based capital (“RBC”) charges incurred by insurance companies in connection with an investment in a security. Securities classified as common equity by the NAIC carry RBC charges that can be significantly higher than the RBC requirement for debt or preferred equity. Therefore, any classification of the Series A Preferred Stock as common equity may adversely affect U.S. insurance companies that hold Series A Preferred Stock. In addition, a determination by the NAIC to classify the Series A Preferred Stock as common equity may adversely impact the trading of the Series A Preferred Stock in the secondary market.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $111.1 million (or $127.8 million if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and estimated offering expenses payable by us.

We will retain broad discretion over the use of the net proceeds from this offering. We currently intend to use the net proceeds from this offering for general corporate purposes. Pending the application of any net proceeds, we intend to invest them in short-term, investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The below table indicates our ratio of earnings to fixed charges for each of the three months ended March 31, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008. We have derived our ratio of earnings to fixed charges from our historical consolidated financial statements. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein. We currently do not have any preferred stock outstanding and we have not paid any dividends on preferred stock; therefore, the ratio of earnings to fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

	Three Months Ended March 31, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges (1)	12.0x	8.4x	12.2x	13.4x	8.7x	6.8x

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consists of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less (ii) capitalized interest and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rent expense.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2013:

•	on an actual basis; and

•

on an as adjusted to give effect to (i) the issuance of the Series A Preferred Stock in this offering (assuming the underwriters do not exercise any part of their over-allotment option) and (ii) the anticipated use of the net proceeds therefrom, as described under “Use of Proceeds.”

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference.”

	As of March 31, 2013
(In thousands except par value)	Actual	As Adjusted
Cash and cash equivalents	$450,724	$561,859
Available-for-sale securities	$2,278,966	2,278,966

Debt:
Consolidated Indebtedness (1)	$302,445	$302,445
Total debt	$302,445	$302,445

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000 shares authorized (150,000 as of May 23, 2013); 91,216 issued and 67,329 outstanding on an actual and as adjusted basis	$912	$912
Preferred stock, par value $0.01 per share; 10,000 shares authorized; none issued and outstanding on an accrual basis and 4,600 issued and outstanding on an as adjusted basis	—	115,000
Additional paid-in capital	762,899	759,034
Treasury stock	(292,502)	(292,502)
Accumulated other comprehensive income	36,970	36,970
Retained earnings	666,452	666,452
Non-controlling interest	104,677	104,677

Total stockholders’ equity	$1,279,408	$1,390,543

Total capitalization	$1,581,853	$1,692,988

(1)	This amount does not include $168.0 million aggregate principal amount of a loan made by Maiden Insurance to AmTrust International Insurance, Ltd. (“AII”) in connection with a reinsurance agreement between the two parties that requires Maiden Insurance to provide sufficient collateral to secure its proportionate share of AII’s obligations. This amount is accounted for as a note payable on our balance sheet.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following description of the terms of the Series A Preferred Stock supplements the description of the general terms and provisions of the preferred stock set forth under “Description of Preferred Stock” in the accompanying prospectus. The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the amended and rested certificate of incorporation of AmTrust, which we have previously filed with the SEC, and the Certificate of Designations creating the Series A Preferred Stock, which will be included as an exhibit to documents that we file with the SEC. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this section, “we,” “us,” “our,” “the Company” and “AmTrust” mean AmTrust Financial Services, Inc. and do not include its subsidiaries.

General

The Certificate of Designations setting forth the specific rights, preferences, limitations and other terms of the Series A Preferred Stock will be approved by the Board of Directors of the Company as of the date of this prospectus supplement. The Series A Preferred Stock is a single series of authorized preferred stock consisting of 4,600,000 shares, or up to 5,290,000 shares if the underwriters’ over-allotment option is exercised in full.

Our amended and restated certificate of incorporation permits us to authorize the issuance of up to 10,000,000 shares of preferred stock, in one or more series without stockholder action. The Series A Preferred Stock constitute a series of our authorized preferred stock. We may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue shares of preferred stock that rank equally with or junior to the Series A Preferred Stock. We may also from time to time, without notice to or consent of holders of the Series A Preferred Stock, issue additional shares of the Series A Preferred Stock; provided, that any such additional shares of Series A Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Series A Preferred Stock are otherwise treated as fungible with the Series A Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares of Series A Preferred Stock would form a single series with the Series A Preferred Stock offered hereby. We have the authority to issue fractional shares of Series A Preferred Stock.

The Series A Preferred Stock will be fully paid and non-assessable when issued. Holders of the Series A Preferred Stock will not have preemptive or similar rights to acquire any of our capital stock. Holders will not have the right to convert Series A Preferred Stock into, or exchange Series A Preferred Stock for, shares of any other class or series of shares or other securities of ours. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of AmTrust to redeem or purchase the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will rank senior to our common stock and any other junior stock (as defined herein) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up, equally with each other series of our preferred stock that we may issue the terms of which provide that they rank equally with the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up and junior to each other series of our preferred stock that we may issue in the future the terms of which provide that they rank senior to the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, we do not have outstanding any series or class of preferred stock.

Dividends

Dividends on the Series A Preferred Stock will not be mandatory. Holders of Series A Preferred Stock will be entitled to receive only when, as and if declared by the Board of Directors of AmTrust or a duly authorized committee of the Board, out of lawfully available funds for the payment of dividends, non-cumulative cash dividends from the original issue date, quarterly on the 15th day of March, June, September and December of each year, commencing on September 15, 2013. These dividends will accrue with respect to a particular dividend period on the liquidation preference amount of $25 per share at an annual rate of 6.75%. In the event that we issue additional Series A Preferred Stock after the original issue date, dividends on such additional shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.

Dividends, if so declared, will be payable to holders of record of the Series A Preferred Stock as they appear on our books on the applicable record date, which shall be March 1, June 1, September 1 and December 1, as applicable, immediately preceding the applicable dividend payment date or such other record date fixed by our Board of Directors (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock and will end on and exclude the September 15, 2013 dividend payment date. Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day.

In this subsection, the term “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

Dividends on the Series A Preferred Stock will not be cumulative. Accordingly, if our Board of Directors, or a duly authorized committee of the Board, does not declare a dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accumulate and will not be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time or to pay interest with respect to such dividends, whether or not dividends are declared for any future dividend period on the Series A Preferred Stock or any other parity stock we may issue in the future.

So long as any Series A Preferred Stock remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series A Preferred Stock and parity stock (as defined below) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):

•	no dividend shall be paid or declared on our common stock, or any other junior stock (other than a dividend payable solely in common stock or other junior stock);

•

no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, or (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of such stock (it being understood that the provisions of this bullet point shall not apply to grants or settlements of grants pursuant to any equity compensation plan adopted by us); and

•

no shares of Series A Preferred Stock or parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock.

As used in this prospectus supplement, “junior stock” means any class or series of our capital stock that ranks junior to the Series A Preferred Stock either as to the payment of dividends or as to the distribution of assets upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, junior stock consists solely of our common stock.

As used in this prospectus supplement, “parity stock” means any class or series of our capital stock that ranks equally with the Series A Preferred Stock with respect to the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, we did not have any outstanding shares of any class or series of capital stock that would constitute parity stock.

When dividends are not paid (or duly provided for) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) upon the Series A Preferred Stock and any parity stock, all dividends declared by our Board of Directors or a duly authorized committee of the Board upon the Series A Preferred Stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared by the Board or such committee pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared dividends per share of Series A Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other.

Our ability to pay dividends on the Series A Preferred Stock may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements.

In addition, we are a holding company and our ability to make dividend payments on the Series A Preferred Stock may depend on our ability to receive dividends or other distributions from our subsidiaries. The payment of dividends by our Insurance Subsidiaries is restricted by insurance laws of various states, and the laws of certain foreign countries in which we do business (primarily Ireland, England and Bermuda), including laws establishing minimum solvency and liquidity thresholds, and could be subject to contractual restrictions in the future, including those imposed by indebtedness we may incur in the future. As a result, at times, we may not be able to receive dividends from our Insurance Subsidiaries, which would affect our ability to pay dividends on our capital stock, including the Series A Preferred Stock. As of December 31, 2012, our Insurance Subsidiaries collectively could pay dividends to us of $403.1 million without prior regulatory approval. See “Risk Factors—We are a holding company and our ability to make dividend payments on the Series A Preferred Stock may depend on our ability to receive dividends or other distributions from our subsidiaries.”

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series A Preferred Stock and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, but before any distribution of assets is made to holders of our common stock or any of our other junior stock, a liquidating distribution in the amount equal to the liquidation preference of $25 per share of Series A Preferred Stock or the amount of the liquidation preference of such parity stock, as applicable, plus any declared and unpaid dividends. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference plus any declared and unpaid dividends.

In any such distribution, if our assets are not sufficient to pay the liquidation distributions in full to all holders of the Series A Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation distributions of those holders. In any such distribution, the liquidation distribution to any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation distributions have been paid in full to all holders of shares of the Series A Preferred Stock and any holders of shares of parity stock and shares ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding-up, the holders of our other classes of capital stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of this section, a consolidation or merger involving AmTrust with any other entity, including the consolidation or merger in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale or transfer of all or substantially all of the property and assets of AmTrust for cash, securities or other property, will not be deemed to constitute a liquidation, dissolution or winding-up.

Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

The Series A Preferred Stock is not redeemable prior to June 10, 2018. On and after that date, the Series A Preferred Stock will be redeemable at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice, at a redemption price equal to $25 per share plus declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption for prior dividend periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current dividend period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends. Holders of the Series A Preferred Stock will have no right to require the redemption of the Series A Preferred Stock.

The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holders of such shares against book entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date provided in “—Dividends” above.

If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock is held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder;

•	the redemption price; and

•	that the shares should be delivered via book entry transfer or the place or places where holders may surrender certificates evidencing the Series A Preferred Stock for payment of the redemption price.

If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption and to pay declared and unpaid dividends have been set aside by us for the benefit of the holders of such shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, no further dividends will be declared on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

Our ability to redeem the Series A Preferred Stock as described above may be limited by the terms of our agreements governing our existing and future indebtedness and by the provisions of other existing and future agreements.

Voting Rights

Except as provided below or as otherwise may be required by applicable law, the holders of the Series A Preferred Stock will have no voting rights.

Whenever dividends on any Series A Preferred Stock shall have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment event”), the holders of the Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors of AmTrust (the “preferred stock directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of any exchange on which our securities may be listed or quoted that listed or quoted companies must have a majority of independent directors. The number of preferred stock directors will not be more than two at any time. In the event of a non-payment event the number of directors on our Board of Directors shall automatically increase by two and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of AmTrust, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting.

As used in this prospectus supplement, “voting preferred stock” means, with regard to any election or removal of a preferred stock director or any other matter as to which the holders of Series A Preferred Stock are entitled to vote, any other class or series of our parity stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series A Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the aggregate voting power of the Series A Preferred Stock and voting preferred stock voted.

If and when dividends for at least four consecutive dividend periods following a nonpayment event have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series A Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment event) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected shall terminate and the number of directors on the Board of Directors of AmTrust shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a nonpayment event, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under our amended and restated certificate of incorporation, of the Series A Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. So long as a nonpayment event shall continue, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. Any vote of stockholders to remove, or to fill a vacancy in the office of, a preferred stock director may be taken at a special or annual meeting of such stockholders, called as provided above for an initial election of preferred stock director after a nonpayment event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of AmTrust, in which event such election shall be held at such next annual or special meeting of stockholders). The preferred stock directors shall each be entitled to one vote per director on any matter. Each preferred stock director elected at any special or annual meeting of stockholders or by written consent of the other preferred stock director shall hold office until the next annual meeting of the stockholders of AmTrust if such office shall not have previously terminated as above provided.

So long as any shares of Series A Preferred Stock remain outstanding and subject in all cases to any other vote of stockholders required under applicable law or our amended and restated certificate of incorporation:

•

we will not, without the affirmative vote or consent of the holders of at least two-thirds of the voting power of Series A Preferred Stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or at a meeting, authorize or create, or increase the authorized amount of, any specific class or series of capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up;

•

we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock given in person or by proxy, either in writing without a meeting or at a meeting:

•

amend, alter or repeal the provisions of our amended and restated certificate of incorporation or the certificate of designations for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of us with another entity, unless in each case (i) shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (ii) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers and limitations and restrictions, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers and limitations and restrictions of the Series A Preferred Stock, taken as a whole, provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Series A Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock.

Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers and limitations and restrictions of the Series A Preferred Stock, the Board of Directors of AmTrust may, subject to any vote of our stockholders required by applicable law or our amended and restated certificate of incorporation, by resolution, amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series A Preferred Stock that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations;

provided that any such amendment, alteration, supplement or repeal of any terms of the Series A Preferred Stock effected in order to conform the terms thereof to the description of the terms of the Series A Preferred Stock set forth under “Description of Series A Preferred Stock” in this prospectus supplement shall be deemed not to adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock.

On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, and when shares of any other class or series of our preferred stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accrued and unpaid dividends).

The foregoing voting provisions will not apply with respect to the Series A Preferred Stock if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect such redemption.

Conversion

Holders will not have the right to convert Series A Preferred Stock into, or exchange Series A Preferred Stock for, any other securities or property of AmTrust.

Listing of the Series A Preferred Stock

We intend to apply to list the Series A Preferred Stock on the NYSE under the symbol “AFSI PR A.” If the application is approved, we expect trading to commence within 30 days following the initial issuance of the Series A Preferred Stock.

Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

American Stock Transfer & Trust Company will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series A Preferred Stock.

Book-Entry; Delivery and Form

The Series A Preferred Stock will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the Series A Preferred Stock except in limited circumstances. The global securities will be issued to DTC, the depository for the Series A Preferred Stock, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Series A Preferred Stock. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase Series A Preferred Stock through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the Series A Preferred Stock on DTC’s records. Since you actually own the Series A Preferred Stock, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the Series A Preferred Stock. DTC’s records only show the identity of the direct participants and the amount of the Series A Preferred Stock held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Series A Preferred Stock held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

Shares of Series A Preferred Stock represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the Series A Preferred Stock to be represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Series A Preferred Stock at its corporate office.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Series A Preferred Stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the Series A Preferred Stock as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the Series A Preferred Stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Series A Preferred Stock.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the Series A Preferred Stock and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. You are a “non-U.S. holder” if you are a beneficial owner of the Series A Preferred Stock that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Series A Preferred Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Series A Preferred Stock, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock.

U.S. Holders

Distributions on the Series A Preferred Stock. In general, if distributions are made with respect to the Series A Preferred Stock, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Series A Preferred Stock. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemption of the Series A Preferred Stock.”

Dividends received by individual holders of the Series A Preferred Stock will generally be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to Series A Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock becomes ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code.

Dividends received by corporate holders of the Series A Preferred Stock may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt-financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held the Series A Preferred Stock for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s Series A Preferred Stock (but not below zero) by the “nontaxed portion” of any “extraordinary dividend” and, if the nontaxed portion exceeds the holder’s tax basis for the Series A Preferred Stock, must treat any excess as gain from the sale or exchange of the Series A Preferred Stock in the year the payment is received. Individual holders of Series A Preferred Stock that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such Series A Preferred Stock as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Series A Preferred Stock. On the sale or exchange of the Series A Preferred Stock to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Series A Preferred Stock. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of Series A Preferred Stock by us, your surrender of the Series A Preferred Stock for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Series A Preferred Stock or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of Series A Preferred Stock (as discussed above) if:

•	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

•	your interest in the Series A Preferred Stock and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

•

the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must take into account not only the Series A Preferred Stock and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Series A Preferred Stock will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Series A Preferred Stock.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Series A Preferred Stock. Your tax basis in the redeemed Series A Preferred Stock should be transferred to your remaining Series A Preferred Stock. If, however, you have no remaining Series A Preferred Stock, your basis could be lost.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the Series A Preferred Stock will generally be subject to the rules described above under “Distributions on the Series A Preferred Stock.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend income and its net gains from the disposition of the Series A Preferred Stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Series A Preferred Stock.

Information Reporting and Backup Withholding. Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (at a rate of 28%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock unless the beneficial owner of the Series A Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Series A Preferred Stock. Distributions treated as dividends (as described above under “U.S. Holders—Distributions on the Series A Preferred Stock”) paid to a non-U.S. holder of the Series A Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Series A Preferred Stock. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Series A Preferred Stock except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected gain realized by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the Series A Preferred Stock may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption of the Series A Preferred Stock,” in which event such payment would be subject to tax as discussed above under “—Distributions on the Series A Preferred Stock.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Series A Preferred Stock.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS reporting payments of dividends on the Series A Preferred Stock and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Series A Preferred Stock and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Series A Preferred Stock or on the proceeds from a sale or other disposition of the Series A Preferred Stock. Satisfaction of the certification procedures required to claim a reduced rate of or exemption from withholding under the rules described above in the section titled “Distributions on the Series A Preferred Stock” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Additional Withholding Tax Relating to Foreign Accounts. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, Series A Preferred Stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have entered into an intergovernmental agreement with the United States governing these withholding taxes and reporting requirements may be subject to different rules. Final Treasury regulations provide that the withholding provisions described above will generally apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of Series A Preferred Stock on or after January 1, 2017.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of Series A Preferred Stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, prohibit certain transactions (“prohibited transactions”) involving the assets of (i) an employee benefit plan that is subject to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) and (ii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i) and (ii) being referred to herein as a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan.

We, certain of the underwriters and certain of our respective affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the Series A Preferred Stock is acquired by or on behalf of a Plan unless the Series A Preferred Stock is acquired and held pursuant to an available exemption, of which there are many. In this regard the U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the acquisition of the Series A Preferred Stock. These exemptions include transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, certain church plans and non-U.S. plans may not be subject to the prohibited transaction provisions of ERISA or the Code but may be subject to similar laws (“Similar Laws”). Fiduciaries of any such plans should consult with counsel before acquisition or ownership of our Series A Preferred Stock.

Because of the foregoing, the person making the decision on behalf of a Plan or a governmental, church or foreign plan will be deemed, by purchasing the Series A Preferred Stock, to represent on behalf of itself and the plan that the purchase of the Series A Preferred Stock will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the acquisition or ownership of our Series A Preferred Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition or ownership of our Series A Preferred Stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement, the underwriters named below, for whom Morgan Stanley & Co. LLC and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Series A Preferred Stock indicated below.

Name	Number of Shares
Morgan Stanley & Co. LLC	1,508,800
UBS Securities LLC	1,508,800
Goldman, Sachs & Co.	478,400
J.P. Morgan Securities LLC	478,400
Keefe, Bruyette & Woods, Inc.	363,400
William Blair & Company, L.L.C.	112,700
JMP Securities LLC	103,500
Sidoti & Company, LLC	46,000

Total:	4,600,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus if any such shares of Series A Preferred Stock are taken; however, the underwriters are not required to take or pay for the shares of Series A Preferred Stock covered by the underwriters’ over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed for a period from the date of this prospectus supplement through and including the date 30 days after the date hereof that we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any of our securities that are substantially similar to the Series A Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent rights to receive, Series A Preferred Stock or substantially similar securities.

The underwriters initially propose to offer part of the Series A Preferred Stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.50 per share of Series A Preferred Stock under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $0.45 per share of Series A Preferred Stock to other underwriters or to certain dealers. After the initial offering of Series A Preferred Stock to the public, the representatives may change the public offering price, concession and discount.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 690,000 additional shares of Series A Preferred Stock at the purchase price listed below. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of Series A Preferred Stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Series A Preferred Stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Series A Preferred Stock listed next to the names of all underwriters in the preceding table.

A director and significant stockholder and an executive officer of the Company intend to purchase 1,001,600 shares of the Series A Preferred Stock ($25,040,000) at the public offering price. The number of shares of Series A Preferred Stock available for sale to the public in the offering will be reduced to the extent shares of Series A Preferred Stock are sold to executive officers or directors of AmTrust.

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional shares of Series A Preferred Stock.

		Total
	Per Share	No Exercise	Full Exercise
Purchase Price	$25.00	$115,000,000	$132,250,000
Underwriting discounts and commissions to be paid by us	$0.7875	$3,622,500	$4,165,875
Proceeds, before expenses, to us	$24.2125	$111,377,500	$128,084,125

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $242,500.

Prior to this offering, there has been no public market for the Series A Preferred Stock. We intend to apply to list the Series A Preferred Stock on the NYSE under the symbol “AFSI PR A.” If the application is approved, we expect trading of the Series A Preferred Stock on the NYSE to begin within the 30-day period after the initial delivery of the Series A Preferred Stock.

In order to facilitate the offering of the Series A Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of Series A Preferred Stock. Specifically, the underwriters may sell more shares of Series A Preferred Stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short position may involve either “covered” short sales or “naked” short sales. Covered short sales are sales made in an amount not greater than the number of shares of Series A Preferred Stock available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short position by exercising the over-allotment option or purchasing shares of Series A Preferred Stock in the open market. In determining the source of Series A Preferred Stock to close out a covered short position, the underwriters will consider, among other things, the open market price of Series A Preferred Stock compared to the price available under the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Series A Preferred Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Series A Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Series A Preferred Stock in the open market to stabilize the price of the Series A Preferred Stock. These activities may raise or maintain the market price of the Series A Preferred Stock above independent market levels or prevent or retard a decline in the market price of the Series A Preferred Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have purchased shares of Series A Preferred Stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Preferred Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the other party may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Series A Preferred Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates from time to time perform investment banking, lending and other financial services, including foreign exchange swaps, for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Series A Preferred Stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Series A Preferred Stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Series A Preferred Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of Series A Preferred Stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

We expect that delivery of the Series A Preferred Stock will be made against payment therefor on or about the closing date specified on the cover page of the prospectus supplement, which will be the fifth business day following the date of the pricing of the Series A Preferred Stock. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of Series A Preferred Stock on the date hereof or on the following business day will be required, by virtue of the fact that the Series A Preferred Stock initially will settle in T+5 to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Series A Preferred Stock who wish to trade shares of Series A Preferred Stock prior to their delivery hereunder should consult their own advisor.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Series A Preferred Stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Series A Preferred Stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member

State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Series A Preferred Stock to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by AmTrust of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Series A Preferred Stock to the public” in relation to any shares of Series A Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series A Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe the Series A Preferred Stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2010/73/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this prospectus supplement is only being distributed to and is only directed at, and any offer subsequently may only be directed at, persons who are (a) “qualified investors” (as defined in the Prospectus Directive) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (b) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged with, relevant persons.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.amtrustgroup.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.amtrustgroup.com or in print upon written request addressed to our Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus supplement and the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus and the accompanying prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2013, filed with the SEC on May 9, 2013;

•	Current Reports on Form 8-K filed with the SEC on March 11, 2013, March 12, 2013, March 25, 2013, May 10, 2013, May 14, 2013 and May 28, 2013.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the accompanying prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus supplement and the accompanying prospectus.

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Stephen B. Ungar

SVP, General Counsel and Secretary

AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

(212) 220-7120

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sidley Austin LLP, New York, New York. The validity of the shares offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to AmTrust’s Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AmTrust Financial Services, Inc.

$300,000,000 Debt Securities Common Stock Preferred Stock Warrants Units

We may offer from time to time, in one or more offerings up to a total public offering price of an aggregate of $300,000,000, our debt securities, common stock, preferred stock, warrants or units. This prospectus describes the general terms of these securities and the general manner in which we may offer them.

We will provide specific terms of these securities in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those securities being offered.

We may sell the securities directly, through underwriters, dealers or agents as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. We will state the names of any underwriters, dealers or agents that are included in a sale of securities to you, and any applicable commissions or discounts, in the accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Our common stock, par value $.01 per share, is listed on the NASDAQ Global Market under the symbol “AFSI.” The closing price of our common stock on the NASDAQ Global Market on October 12, 2010 was $15.24 per share. None of the other securities that we may offer under this prospectus are currently publicly traded.

Investing in our securities involves risks. For a discussion of the risks you should consider before deciding to purchase these securities, please see the section titled “Risk Factors,” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 13, 2010.

AMTRUST FINANCIAL SERVICES, INC.

i

References in the prospectus to “we,” “us,” “the Company” or “AmTrust” or other similar terms mean AmTrust Financial Services, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf registration” process or continuous offering process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities, including the plan of distribution. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described, but please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of these documents have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section titled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offering is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for our most recent fiscal year, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC, as incorporated by reference into this prospectus. Additional risk factors may be included in a prospectus supplement relating to an offering of a particular series of securities or in a prospectus contained in a post-effective amendment relating to such an offering. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995 that are intended to be covered by the safe harbors created thereby. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business activities and availability of funds. The forward-looking statements included herein are based on current expectations that involve assumptions relating to, among other things, future economic, competitive and market conditions, regulatory framework, weather-related events and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for our products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, will be discussed in our Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

The projections and statements in this prospectus speak only as of the date of this report, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov or from our Internet site at http://www.amtrustgroup.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.amtrustgroup.com or in print upon written request addressed to our corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 6 th Floor, New York, New York 10038. However, the information on our Internet site does not constitute a part of this prospectus.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. The information incorporated by reference is considered to be part of this prospectus and later information filed with the SEC will update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after (i) the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) the date of this prospectus and until the offering is completed or terminated:

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our Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2009 filed with the SEC on October 5, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our Current Reports on Form 8-K filed with the SEC on March 3, 2010, March 5, 2010, May 19, 2010, August 26, 2010 and October 7, 2010; and

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the description of our common stock, $0.01 par value, set forth in our Registration Statement on Form S-1/A (File No. 333-134960) filed with the SEC on November 8, 2006 and declared effective by the SEC on November 9, 2006, including any amendment or report filed for the purpose of updating that description.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Stephen B. Ungar

General Counsel and Secretary

AmTrust Financial Services, Inc.

59 Maiden Lane, 6 th Floor

New York, NY 10038

Telephone Number: 212-220-7120

AMTRUST FINANCIAL SERVICES, INC.

We underwrite and provide property and casualty insurance in the United States and internationally to niche customer groups that we believe are generally underserved by larger insurance carriers within the broader insurance market. We manage our operations through four business segments: Small Commercial Business, Specialty Risk and Extended Warranty, Specialty Program and Personal Lines Reinsurance.

Our business model reflects a balanced mix of businesses, which we believe provides a broader level of diversity and financial stability through varying market cycles because our segments and customers are not influenced in the same manner by economic conditions and seasonality. We are largely focused on providing workers’ compensation and property and casualty insurance products to small and middle market businesses in all 50 states in the U.S. and extended warranty and related property and casualty insurance products for consumer and commercial goods throughout the U.S. and internationally. The majority of our products are sold through independent third party brokers, agents, retailers or administrators. Our portfolio is broadly diversified by both customer and geography, has a relatively low average policy size and short average life. Our business model is further differentiated through the use of our proprietary technology platform that, we believe, enables us to provide a higher level of service and better claims management experience in a more efficient and cost-effective manner. Additionally, our ability to maintain and analyze high volumes of loss data over a long historical period allows us to better manage and forecast the underlying risk inherent in the portfolio. Since our inception in 1998, we have grown both organically and through an opportunistic acquisition strategy. We believe we approach acquisitions conservatively and our strategy is to take relatively modest integration and balance sheet risk. Historically, most of our acquisition activity has involved asset purchases of renewal rights to established books of insurance portfolios, access to distribution networks and hiring established teams of underwriters with expertise in our specialty lines.

We are committed to building long-term shareholder value and industry-leading returns on equity by continuing to execute on our lower risk, lower volatility business model, and leveraging technology to help maintain a more efficient cost structure, consistently generating solid underwriting profits and ensuring strong customer service and retention rates. Additionally, we are focused on further enhancing our economies of scale by opportunistically expanding our geographic reach and product set, growing our network of agents and other distributors, developing new client relationships and executing our acquisition strategy. We are also focused on maintaining our disciplined approach to capital management while maximizing an appropriate risk-adjusted return on our growing investment portfolio. We continue to carefully monitor and maintain appropriate levels of reserves and minimize our reinsurance recoverable exposure in order to maintain a strong balance sheet. We intend to expand our business and capital base to take advantage of profitable growth opportunities while maintaining or improving our A.M. Best ratings.

Our principal executive offices are located at 59 Maiden Lane, 6 th Floor, New York, New York 10038, and our telephone number at that location is (212) 220-7120.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities for various purposes that may include, but are not limited to, contributing capital to our insurance subsidiaries, working capital, acquisitions, repayment of debt or general corporate purposes. Until we use the proceeds in this manner, we may temporarily invest the funds in interest-bearing accounts or short-term investments. The specific allocations, if any, of the proceeds from the sale of any of the securities will be described in the prospectus supplement relating to the offering of the securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document that we file with the SEC and incorporate by reference pertaining to the future issuance, if any, by us of debt securities.

SUMMARY DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue, in one or more offerings, any combination of debt securities, common stock, preferred stock, warrants and units.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon conversion of preferred stock or upon exercise of a debt warrant from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of the debt securities offered through that prospectus supplement and any special federal income tax consequences of these debt securities.

The debt securities offered hereby will be issued under an indenture between us and a trustee. A form of indenture, which will be qualified under, subject to, and governed by the Trust Indenture Act of 1939, as amended, is filed as an exhibit to this registration statement. The statements and descriptions in this prospectus, in any prospectus supplement or in any other offering material regarding provisions of any indenture and the debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture (and any amendments or supplements we may enter into from time to time that are permitted under such indenture) and the debt securities, including the definitions therein of certain terms.

Unless we specify otherwise in the applicable prospectus supplement, such indenture will be in the form filed as an exhibit to, or incorporated by reference in the registration statement (including amendments to such registration statement) of which this prospectus is a part, subject to any amendments or supplements to such indenture as we may adopt from time to time.

The trustee under the indenture has two main roles.

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First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “— Events of Default” and “— Modification or Waiver.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

See “— Relationship With the Trustee” below for more information about the trustee.

We are a holding company and may depend on the receipt of dividends from our insurance company subsidiaries to meet our obligations under the debt securities and other outstanding obligations. If we do, because the creditors of our subsidiaries and our insurance subsidiaries’ policyholders generally would have a right to receive payment from the assets of our subsidiaries, the holders of our debt securities will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, your right to participate in the distribution of our subsidiaries’ assets is necessarily subject to the claims of the subsidiaries’ creditors, including their policyholders, and may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

General

The applicable prospectus supplement will set forth the price or prices at which the debt securities will be issued and will describe the following terms of the debt securities, if applicable:

•	the title and series of the debt securities;

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the aggregate principal amount of the debt securities, whether there is any limit on the aggregate principal amount of the debt securities and whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

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the identity of the person to whom we will pay any interest on a debt security, if it is any person other than the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment;

•	the date or dates on which we will pay the principal of the debt securities;

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if the debt securities will bear interest, the interest rate or rates, the date or dates from which the interest will accrue, the interest payment dates on which we will pay the interest and the regular record date for the interest payable on any interest payment date;

•	the place or places where we will pay the principal of, and any premium and interest on, the debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which, we may, at our option, redeem the debt securities, in whole or in part;

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our obligation, if any, to repurchase, redeem or repay the debt securities upon the happening of an event or at your option and the price or prices at which and the period or periods within which and any of the terms and conditions upon which debt securities of the series shall be redeemed, repurchased or repaid, in whole or in part;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities that we will pay upon acceleration of maturity;

•	whether the debt securities may be exchangeable for and/or convertible into our common stock or any other security;

•	if other than denominations of $1,000 and integral multiples of $1,000, the denominations in which debt securities shall be issuable;

•	the applicability of the provisions of the applicable indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

•	whether the principal or interest will be indexed to, or determined by reference to, one or more securities, commodities, indices or other financial measure;

•	material federal income tax considerations that are specific to the series of debt securities offered;

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whether we may issue the debt securities, in whole or in part, in the form of one or more global securities, and, if so, the depositaries for the global securities, and, if different from those described below under “— Global Securities,” any circumstances under which we may exchange or transfer any global security, in whole or in part, in the names of persons other than the depositary or its nominee;

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any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or your rights to declare the principal amount of the debt securities due and payable; and

•	any other specific terms of the debt securities of the series.

Redemption

We will set forth in an applicable prospectus supplement whether the debt securities are redeemable and the terms and conditions for such redemption, including the redemption price, the redemption period, whether such debt securities are redeemable in whole or in part at our option and any other additional provisions affecting the redemption of such debt securities.

Conversion and Exchange

We will set forth in an applicable prospectus supplement whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period, whether the conversion or exchange will be mandatory, at our option or at the option of the holder, the events requiring an adjustment of the conversion price or the exchange rate and any other additional provisions affecting the conversion or exchange of such debt securities.

Restrictive Covenants

Covenants applicable to the debt securities will be set forth in the applicable prospectus supplement.

Events of Default

Unless otherwise set forth in the applicable prospectus supplement, each of the following events will constitute an event of default under the indenture, if applicable:

•	failure to pay principal of, or premium, if any, on, any debt security when due;

•	failure to pay any interest on any debt security when due that continues for 30 days;

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failure to perform or observe the covenants in the indenture, which may relate to dispositions of assets, mergers, consolidations and sales of all or substantially all of our assets, or a change of control of the company, as specified in the applicable prospectus supplement;

•	failure to perform other covenants in the indenture that continues for 90 days after written notice as provided in the indenture;

•	failure to pay, for 30 days, an amount of indebtedness totaling more than $50 million in principal amount;

•	we file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur; and

•	any other event of default specified in the applicable prospectus supplement.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders have offered to the trustee reasonable protection from costs, expenses and liability. Subject to the provisions of the indenture relating to the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default, other than an event of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of a series of outstanding debt securities may accelerate the maturity of all debt securities of that series. If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the debt securities will automatically, and without any action by the trustee or any holder, become immediately due and payable. However, after the acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under specific circumstances, rescind the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. For a more detailed discussion as to waiver of defaults, see “— Modification or Waiver.”

No holder of any debt security will have any right to bypass the trustee and institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to that series of debt securities;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series have made a written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee;

•	the trustee has failed to institute the proceeding within 60 days; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the holders’ request.

However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of, and premium, if any, or interest on, any debt security on or after the respective due dates expressed in the debt security.

We will be required to furnish to the trustee a statement as to our performance of some of our obligations under the indenture and as to any default in our performance.

Modification or Waiver

Unless otherwise set forth in the applicable prospectus supplement, we and the trustee may modify and amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of any series of outstanding debt securities, and, in some instances, we and the trustee may modify and amend the indenture without the consent of the holders of any series of outstanding debt securities. However, we and the trustee may not modify or amend the indenture without the consent of the holder of each outstanding debt security affected by the modification or amendment if the modification or amendment:

•	changes the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduces the principal amount of, or the premium or interest on, any debt security;

•	changes the place or currency of payment of principal of, or premium or interest on, any debt security;

•	impairs the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduces the percentage of any series of outstanding debt securities necessary to modify or amend the indenture; or

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reduces the percentage of aggregate principal amount of any series of outstanding debt securities necessary for waiver of compliance with specified provisions of the indenture or for waiver of specified defaults.

The holders of a majority in aggregate principal amount of any series of outstanding debt securities may waive our compliance with specified restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of any series of outstanding debt securities may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest or any other default specified in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, the terms of the indenture will generally permit us to consolidate or merge with another entity. We will also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

•	in the event we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the debt securities; and

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the merger or sale of all or substantially all of our assets must not cause a default on the debt securities, and we must not already be in default (unless the merger or sale would cure the default) with respect to the debt securities.

Defeasance and Discharge

If specified in the applicable prospectus supplement and subject to the provisions of the indenture, upon the exercise of our option, we will be discharged from all our obligations with respect to any debt securities of a series, except for the following obligations:

•	to exchange or register the transfer of debt securities;

•	to replace stolen, lost or mutilated debt securities;

•	to maintain paying agencies; and

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to hold moneys for payment in trust, upon our deposit in trust for the benefit of the holders of the debt securities of money or United States government obligations, or both, in an amount sufficient to pay the principal of, and any premium and interest on, debt securities of that series on the stated maturity in accordance with the terms of the indenture and the debt securities of that series.

We may only exercise defeasance or discharge if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities of a relevant series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur.

Covenant Defeasance

The indenture may provide that, at our option, we may omit to comply with specified restrictive covenants related to the debt securities of a series, including any that may be described in the applicable prospectus supplement, and the occurrence of specified events of default related to the debt securities of that series will be deemed not to be or result in an event of default. We may only exercise this option if we deposit, in trust for the benefit of the holders of the debt securities of that series, money or United States government obligations, or both, in an amount sufficient to pay the principal of, and any premium and each installment of interest on, the debt securities of that series on the stated maturity in accordance with the terms of the indenture and the debt securities of that series. We also must, among other things, deliver to the trustee an opinion of counsel to the effect that holders of the debt securities of the relevant series will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance of specified obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur.

If we exercise this option with respect to any debt securities of a series and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and United States government obligations deposited in trust may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration. In such a case, we would remain liable for the deficiency.

Form, Exchange, Registration and Transfer

We will issue the debt securities, if any, of each series only in fully registered global form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations and integral multiples of $1,000. However, if specified in the prospectus supplement, we may issue certificated securities in definitive form.

At your option, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination in the same aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities, you may present debt securities for exchange as provided above or for registration of transfer, if properly endorsed or with the form of transfer properly endorsed and executed, at the office of the security registrar or at the office of any transfer agent that we designate. There will be no service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. The security registrar will effect a transfer or exchange only if it is satisfied with the documents of title and identity of the person making the request for the transfer or exchange.

If we redeem the debt securities of any series in part, we will not be required to issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of transmission of a notice of redemption and ending at the close of business on the day of the transmission, or register the transfer of, or exchange, any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities of the particular series represented by the global securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with that depositary or nominee or a custodian for the depositary or nominee and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters as may be provided under the indenture. Unless otherwise stated in the applicable prospectus supplement, we will appoint The Depository Trust Company (“DTC”) as the depositary for the debt securities.

Notwithstanding any provision of the indenture or any debt security, no global security may be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as a depositary as required by the indenture;

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an event of default, or an event that with notice or lapse of time, or both, will become an event of default, with respect to the debt securities represented by the global security has occurred and is continuing;

•	we so request; or

•	other circumstances, if any, in addition to or in lieu of those described above and as may be described in the applicable prospectus supplement, exist.

All securities issued in exchange for a global security or any portion of a global security will be registered in the names that the depositary directs.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the series of debt securities represented by the global security for all purposes under that series of debt securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have a global security or any series of debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global security and will not be considered to be the owners or holders of the global security or any series of debt securities represented by the global security for any purpose under that series of debt securities or the indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee and to persons that may hold beneficial interests through the depositary’s participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the trustee or any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made for, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security, or one or more predecessor debt securities, is registered at the close of business on the regular record date for the interest payment. Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Unless otherwise indicated in the applicable prospectus supplement, principal of, and any premium and interest on, the debt securities of a particular series will be payable at the office of the paying agent or paying agents that we may designate from time to time. Any other paying agents that we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Notices

Unless otherwise specified in the applicable prospectus supplement, notices to the holders of debt securities will be sent by mail to the addresses of those holders as they may appear in the security register.

Title

Unless otherwise specified in the applicable prospectus supplement, we, the trustee and any agents of ours or the trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security, whether or not the debt security may be overdue, for the purpose of making payment and for all other purposes.

Relationship with the Trustee

The Trust Indenture Act of 1939 contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest, the trustee must either redeem or eliminate that conflict upon the occurrence of an event of default under the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York, unless otherwise indicated in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock that we may issue separately, upon conversion of a debt security, upon conversion of preferred stock, upon exercise of an equity warrant or in connection with a unit. The description set forth below of our common stock is not complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws and Delaware law. See “Where You Can Find More Information” for information on how to obtain a copy of our Amended and Restated Certificate of Incorporation.

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 100,000,000 shares of our common stock, $0.01 par value per share, of which, at October 6, 2010, 84,326,425 shares were issued, 24,815,573 shares were held in treasury and 59,510,852 shares were outstanding and were held of record by 153 stockholders.

Our common stock is listed on the NASDAQ Global Market under the symbol “AFSI.”

Dividends

Holders of common stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding shares of preferred stock or debt securities.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights.

Other Terms

If there is a liquidation, dissolution or winding up of AmTrust, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities, and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Effect of Amended and Restated Certificate of Incorporation and By-Laws

Our Amended and Restated Certificate of Incorporation and By-Laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. In addition, our Amended and Restated Certificate of Incorporation and By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by a resolution adopted by a majority of our board of directors or by our chief executive officer. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting.

Our Amended and Restated By-Laws establish an advance notice procedure for stockholder proposals to be brought before our annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the By-Laws do not give our board of directors the power to approve or disapprove stockholder nominations of director candidates or proposals regarding other business to come before a special or annual meeting, the By-Laws may have the effect of precluding the conduct of proposed business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Delaware Anti-Takeover Statute

Under Delaware law, we may not engage in a “business combination,” which includes a merger or sale of more than 10% of our assets, with any “interested stockholder,” namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

•

at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law and we may advance expenses to our directors, officers and employees in connection with a legal proceeding, subject to limited exceptions. As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•

we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

Insurance Regulations Concerning Change of Control

State insurance laws intended primarily for the protection of policyholders contain certain requirements that must be met prior to any change of control of an insurance company or insurance holding company that is domiciled, or in some cases, having such substantial business that it is deemed commercially domiciled, in that state. These requirements may include the advance filing of specific information with the state insurance commission, a public hearing on the matter, and review and approval of the change of control by the state agencies. We have insurance subsidiaries domiciled or commercially domiciled in Delaware, Florida, Kansas, New Hampshire, New York, Texas and Wisconsin. Under the insurance laws in these states, “control” is presumed to exist through the ownership of 10% or more of the voting securities of an insurance company or any company that controls the insurance company. Any purchase of our shares that would result in the purchaser owning more than 10% of our voting securities will be presumed to result in the acquisition of control of our insurance subsidiaries and require prior regulatory approval.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of the transfer agent and registrar is 59 Maiden Lane, Plaza Level, New York, New York 10038.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock that we may issue separately, upon conversion of a debt security, upon exercise of an equity warrant or in connection with a unit. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of any shares of preferred stock offered through that prospectus supplement and any special federal income tax consequences of those shares of preferred stock. We will file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation that contains the terms of each series of preferred stock. This certificate will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including any dividend, redemption, liquidation, sinking fund and conversion rights. The description set forth below is not complete and is subject to any Certificate of Amendment to our Amended and Restated Certificate of Incorporation fixing the preferences, limitations and relative rights of a particular series of preferred stock. You should refer to these certificates for specific information on the preferred stock. See “Where You Can Find More Information” for information on how to obtain copies of Certificates of Amendment to our Amended and Restated Certificate of Incorporation.

General

Our Amended and Restated Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, to issue 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series without stockholder approval. As of October 6, 2010, we had no shares of preferred stock outstanding. Each series of preferred stock will have the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and uncertainties associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings for the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

The shares of preferred stock will be, when issued, fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to our common stock.

Dividend Rights

Unless otherwise set forth in the applicable prospectus supplement, holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Holders of preferred stock will be entitled to receive dividends in preference to and in priority over dividends on common stock and may be cumulative or non-cumulative as determined by our board of directors. We will generally be able to pay dividends and distribute assets to holders of our preferred stock only if we have satisfied our obligations on our debt that is then due and payable.

If the applicable prospectus supplement so provides, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions will be made on our common stock unless the accrued dividends on each series of preferred stock have been declared and paid.

Each series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

Liquidation Preference

Upon any dissolution, liquidation or “winding up” of AmTrust, the holders of each series of preferred stock will be entitled to receive out of our assets, whether from capital, surplus or earnings, and before any distribution of any assets is made on common stock, the amount per share fixed by the board of directors for that series of preferred stock, as reflected in the applicable prospectus supplement, plus unpaid dividends, if any, to the date fixed for distribution. Unless otherwise indicated in the applicable prospectus supplement, holders of preferred stock will be entitled to no further participation in any distribution made in conjunction with any dissolution, liquidation or “winding up.”

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption in connection with a sinking fund. The terms, times, redemption prices and types of consideration of the redemption will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the number of shares of the series that we will redeem in each year commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the series of preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right, if applicable, to convert the shares of preferred stock into our common stock or other securities prior to the date fixed for redemption.

Except as indicated in the applicable prospectus supplement, the preferred stock is not subject to any mandatory redemption at the option of the holder.

Sinking Fund

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion and Exchange

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock or, if applicable, other securities.

Voting Rights

Under ordinary circumstances, the holders of preferred stock have no voting rights except as required by law. The applicable prospectus supplement may provide voting rights for holders of preferred stock.

Transfer Agent and Registrar

We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock, and each one will be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of preferred stock have the right to vote on any matter.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants we may issue for the purchase of debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities offered by any prospectus supplement and may attach warrants to those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of the warrants. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of certificates evidencing warrants or beneficial owners of warrants.

The following describes certain general terms and provisions of debt warrants or equity warrants we may offer. We will set forth further terms of the debt warrants, equity warrants or warrants to purchase other securities and the applicable warrant agreement in the applicable prospectus supplement.

Debt Warrants

The applicable prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following, if applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Equity Warrants

The applicable prospectus supplement relating to a particular issue of warrants to issue shares of preferred stock, shares of common stock, or other securities will describe the terms of those warrants, including the following, if applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or applicable number of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our securities, the holder will not have any rights as a holder of the securities by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	to or through underwriters or dealers;

•	directly to purchasers;

•	through agents;

•	in short of long transactions; or

•	through a combination of any of these methods.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices that may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, brokers, dealers or agents participating in the offering;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	in the case of debt securities, the interest rate, maturity and redemption provisions;

•	any securities exchanges on which the securities may be listed, if any;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any other information we think is important.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm-commitment or best-efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to specified conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. Such purchasers will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from specified types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Derivative Transactions

We may sell securities as part of, or in connection with, our entering into a derivative transaction with a financial institution. The financial institution may hedge its position by making sales of securities covered by this prospectus.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

At-the-Market Offerings

We may offer our securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers may participate in any at-the-market offerings.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters incident to the issuance and validity of the securities offered by this prospectus and the applicable prospectus supplement will be passed upon for us by Stephen B. Ungar, our General Counsel and Secretary. As of October 6, 2010, Mr. Ungar owned 1,100 shares of our common stock, 4,492 restricted stock units and 110,000 options to purchase shares of our common stock. In addition, counsel that will be named in the applicable prospectus supplement will pass upon the validity of any securities offered under this prospectus and the applicable prospectus supplement for any underwriters or agents.

EXPERTS

The consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4,600,000 Shares

AmTrust Financial Services, Inc.

6.75% Non-Cumulative Preferred Stock, Series A

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

UBS Investment Bank

Goldman, Sachs & Co.

J.P. Morgan

Lead Manager

Keefe, Bruyette & Woods

                                   A Stifel Company

Co-Managers

William Blair

JMP Securities

Sidoti & Company, LLC

June 3, 2013